EXHIBIT 10.1
Sumo Logic, Inc.
305 Main Street
Redwood City, CA 94063
May 3, 2022
Scalar Gauge Fund LP
8117 Preston Road, Suite 725
Dallas, TX 75225
Attn:    Sumit Gautam, Principal
Ladies and Gentlemen:
This letter (this “Agreement”) constitutes the agreement between (a) Sumo Logic, Inc. (“Company”) and (b) Scalar Gauge Fund LP (“Scalar Gauge”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Scalar Gauge, the “Scalar Gauge Signatories”). Company and the Scalar Gauge Signatories are collectively referred to as the “Parties.” The Scalar Gauge Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Scalar Gauge Signatory are collectively referred to as the “Scalar Gauge Group.”
1.New Independent Directors.
(a)Identification. Effective as of the date of this Agreement, Company’s Board of Directors (the “Board”) will take all action necessary (including increasing the size of the Board) to (i) appoint John D. Harkey, Jr. (the “First New Director”) as a Class II director with a term expiring at Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”); and (ii) begin a process to identify a second new independent director, to be appointed to the Board by August 1, 2022, if practicable, who shall be mutually agreed upon by Scalar Gauge and identified by the Board, cooperating in good faith (with Scalar Gauge’s consent not to be unreasonably withheld, conditioned or delayed) (the “Second New Director” and together with the First New Director, the “New Directors”).
(b)Inclusion on Slate of Nominees. Company will take all action necessary to (i) include the First New Director on the Board’s slate of director nominees standing for election at the 2022 Annual Meeting; (ii) recommend that Company’s stockholders vote, and solicit proxies, in favor of the election of the First New Director at the 2022 Annual Meeting; and (iii) otherwise support the First New Director for election in a manner no less rigorous and favorable than the manner in which Company supports its other director nominees at the 2022 Annual Meeting.
2.Replacement of the First New Director. During the Restricted Period (as defined below) but subject to paragraph 3, if the First New Director ceases to be a member of the Board for any reason, then the Board will take all action necessary to promptly appoint Nicholas Graziano to serve as a director in place of the First New Director. If during the Restricted Period Mr. Graziano is unwilling or unable to serve or is appointed and ceases to be a member of the Board for any reason, then Scalar Gauge will have the right to identify (and, subject to the next sentence of this paragraph 2, the Board will take all action necessary to, within 10 Business Days, if practicable, appoint) another person (a “Replacement Director”) to serve as a director in place of the First New Director. Any Replacement Director must (a) be reasonably acceptable to the Board; (b) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; (c) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market (“Nasdaq”) and all applicable rules of the Securities and Exchange Commission (the “SEC”); and (d) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Board’s Corporate Governance and Nominating Committee and the Board). In connection with the appointment of Mr. Graziano or any Replacement Director, the members of the Scalar Gauge Group will again make, for the benefit of Company, the representations in clauses (d) and (f) of paragraph 19. Upon becoming a member of the Board, Mr. Graziano or the Replacement Director, as applicable, will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the First New Director under this Agreement.
3.Termination of Certain Obligations. Company’s obligations under paragraph 1, paragraph 2, paragraph 4 and paragraph 5 will immediately terminate upon the earliest of: (a) the Scalar Gauge Group no longer beneficially owning shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least one (1) percent of Company’s then-outstanding common stock; (b) any Restricted Person (as defined below) breaching this Agreement and such breach not being cured (if capable of being cured) within 15 days after receipt by Scalar Gauge from Company of written notice specifying the breach; or (c) the submission by any Restricted Person of any director nominations in connection with any meeting of Company’s stockholders.

4.Size of the Board. During the Restricted Period, the Board will be comprised of no more than ten directors.
5.Committee Matters, Business Review Initiative.
(a)First New Director Committee Memberships. The First New Director will be appointed to the Board’s Audit Committee and Compensation and Talent Committee.
(b)Business Review Initiative. Within 30 days of the date of this Agreement, the Audit Committee of the Board will take all action necessary to commence a business review initiative (the “Business Review Initiative”). The Business Review Initiative will focus on Company’s current operations and strategy to drive profitable growth and stockholder value. The Audit Committee will regularly report to the Board regarding its findings and recommendations in connection with the Business Review Initiative. The Audit Committee will be empowered to retain the services of an appropriate consulting firm to assist with the Business Review Initiative.
(c)Future Committees. Subject to Company’s corporate governance guidelines, as they may be amended from time to time (the “Guidelines”), the listing rules of Nasdaq and applicable law, including independence requirements and those relating to conflicts of interest, the Board and all applicable committees of the Board will take all action necessary to ensure that each new committee of the Board formed after the date of this Agreement and during the Restricted Period includes the First New Director as one of its members, subject to the First New Director’s consent to join such committee.
6.Recusal. Scalar Gauge understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the First New Director be recused from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement.
7.Compliance with Laws and Company Policies. Scalar Gauge acknowledges that the New Directors will be governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and the Guidelines, in each case in effect and as amended from time to time.
8.No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company and Scalar Gauge each acknowledge that the New Directors, during the New Directors’ service as directors of Company, will not be prohibited from acting in the New Directors’ capacity as directors or from complying with the New Directors’ fiduciary duties as directors of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).
9.Director Benefits. The New Directors will be entitled to the same director benefits as other members of the Board, including (a) compensation for such directors’ service as directors and reimbursement of such directors’ expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
10.Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Scalar Gauge will cause all Voting Securities (as defined below) that are beneficially owned by Scalar Gauge to be (a) present for quorum purposes, if applicable; and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, (A) if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends a vote inconsistent with the recommendation of the Board at any annual or special meeting of Company’s stockholders with respect to (1) Company’s “say-on-pay” proposal or (2) any other proposal (other than the election or removal of directors), then the members of the Scalar Gauge Group will be permitted to vote in accordance with the recommendation of ISS or Glass Lewis; and (B) the members of the Scalar Gauge Group will be permitted to vote in their sole discretion on any proposals related to an Extraordinary Transaction (as defined below).
11.Standstill. During the Restricted Period, Scalar Gauge will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;
(b)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;
(c)with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;
(d)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;
(e)(i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records of Company;
(f)other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);
(g)(i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) prior to Company announcing an Extraordinary Transaction, publicly comment on any proposal regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from (A) having ordinary-course-of-business discussions with current or potential investors in Company that would not otherwise violate this Agreement; (B) publicly supporting or opposing an Extraordinary Transaction involving any Third Party after Company has announced such Extraordinary Transaction; or (C) tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);
(h)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;

(i)take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(j)sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;
(k)engage in any short sale or similar transaction with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company (it being understood that the restrictions in this clause (k) will not apply to the sale of put options or other option-related contracts);
(l)other than through non-public communications that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; it being understood that this clause (l) will not restrict the ability of any Restricted Person to publicly comment on any proposal regarding any Extraordinary Transaction by a Third Party after Company has announced such Extraordinary Transaction;
(m)make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of the other or its businesses, products or services (including any statements regarding Company’s strategy, operations, performance, products or services), it being understood that this clause (m) will not restrict the ability of any Restricted Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person; or (ii) enforce such Restricted Person’s rights pursuant to this Agreement;
(n)enter into any economic relationship with any Person in respect of Company, or compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities (it being understood that, notwithstanding anything to the contrary in this Agreement and notwithstanding any termination of this Agreement, the restrictions on Scalar Gauge and the other Restricted Persons contemplated by this clause (n) will be operative so long as either of the New Directors is serving on the Board);
(o)other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;
(p)acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Scalar Gauge Group in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of more than 9.9 percent of the then-outstanding Voting Securities (including, for purpose of this calculation, all Voting Securities that a member of the Scalar Gauge Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities), it being understood that any holdings of securities of Company will be on a passive basis; or

(q)other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Third Party that, to the knowledge of any member of the Scalar Gauge Group (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (q) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).
12.Withdrawal of Nominations. The Scalar Gauge Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, Scalar Gauge Fund LP will be deemed to have irrevocably withdrawn its nomination of candidates for election as directors of Company set forth in its letter to Company dated April 7, 2022.
13.Non-Disparagement by Company. During the Restricted Period, Company will not, and will direct its directors, officers and employees not to, make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of any member of the Scalar Gauge Group or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. This paragraph 13 will not restrict the ability of any Person to (a) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; or (b) enforce such Person’s rights pursuant to this Agreement.
14.Compliance with this Agreement. Scalar Gauge will cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).
15.Expense Reimbursement. Within five Business Days of the receipt of appropriate documentation, if practicable, and in any event in accordance with Company’s regular accounts payable procedures, Company will reimburse the Scalar Gauge Group for its reasonable and documented out-of-pocket legal expenses (up to a maximum of $220,000) incurred by the Scalar Gauge Group in connection with its investment in Company, nomination of director candidates, the negotiation and execution of this Agreement and related matters. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.
16.Public Disclosure.
(a)Press Release. No later than 6 a.m., Pacific time, on May 4, 2022, Company and Scalar Gauge will issue a joint press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor the members of the Scalar Gauge Group will make any public statements with respect to the matters covered by this Agreement or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC that are inconsistent with, or otherwise contrary to, the statements in the Press Release, or speak on the record or on background with the media about the other Party or its respective Affiliates.
(b)Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Scalar Gauge and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Scalar Gauge or its counsel. The Form 8-K will include this Agreement as an exhibit.
17.Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (c) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act; (e) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, it being understood that whether shares constitute Net Long Shares will be decided by the Board in its reasonable determination; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for Company’s 2023 Annual Meeting of Stockholders (it being understood that paragraphs 15, 17, 18 and 21 through 30 will survive the end of the Restricted Period and any termination of this Agreement); (h) “Restricted Persons” means the members of the Scalar Gauge Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Scalar Gauge Group; and (i) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
18.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).
19.Representations of the Scalar Gauge Group. Each of the Scalar Gauge Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Scalar Gauge or any of the Scalar Gauge Signatories are bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) it has not, and no other member of the Scalar Gauge Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; (e) it is the beneficial owner of the securities of Company set forth on Exhibit B; and (f) there is no economic relationship between any member of the Scalar Gauge Group and the First New Director relating to Company.
20.Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.
21.Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this

Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
22.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
23.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
24.Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 27 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
25.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
26.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
27.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 27 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 27 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 27, provide updated information for notices pursuant to this Agreement.

If to Company:

Sumo Logic, Inc.
305 Main Street
Redwood City, CA 94063
Attn:    Katherine Haar
Email:
with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:    Rezwan Pavri
Martin W. Korman
Douglas K. Schnell
Lianna Whittleton
Email:
If to the Scalar Gauge Group:

Scalar Gauge Management, LLC
8117 Preston Road, Suite 725
Dallas, TX 75225
Attn:    Sumit Gautam
Email:
with a copy (which will not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:    Sebastian Alsheimer
Email:
28.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
29.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
30.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature page follows.]

Very truly yours,

SUMO LOGIC, INC.

By:	/s/ Ramin Sayar
Name:	Ramin Sayar
Title:	Chief Executive Officer

ACCEPTED AND AGREED
as of the date written above:

SCALAR GAUGE FUND LP

By:	Scalar Gauge GP, LP,
its general partner

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Principal

SG SPV I GP, LLC

By:	Scalar Gauge Management, LLC,
its investment manager

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	President

SCALAR GAUGE MANAGEMENT, LLC

By:	Sumit Gautam
its president

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Authorized Signatory

SCALAR GAUGE GP, LP

By:	Sumit Gautam
its principal

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Authorized Signatory

SUMIT GAUTAM
/s/ Sumit Gautam
[Signature Page to Letter Agreement]

EXHIBIT A
Form of Press Release
[see attached]

EXHIBIT B

Securities Holdings
Name	Class	Series	Number
Scalar Gauge Fund LP ("Scalar Gauge")	Common Stock, par value $0.0001 per share	--	1,185,185 shares of Common Stock beneficially owned directly, including 1,000 shares held in record name and 56,500 shares underlying long call options currently exercisable.
SG SPV I, LP ("SG SPV")	Common Stock, par value $0.0001 per share	--	1,608,971 shares of Common Stock beneficially owned directly, including 22,000 shares underlying long call options currently exercisable.
Scalar Gauge Management, LLC ("Scalar Management")	Common Stock, par value $0.0001 per share	--	As the investment manager of Scalar Gauge and SG SPV, Scalar Management may be deemed to beneficially own the 2,794,156 shares of Common Stock beneficially owned directly by Scalar Gauge and SG SPV, including 78,500 shares underlying long call options currently exercisable.
Scalar Gauge GP, LP ("Scalar GP")	Common Stock, par value $0.0001 per share	--	As the general partner of Scalar Gauge, Scalar GP may be deemed to beneficially own the 1,185,185 shares of Common Stock beneficially owned directly by Scalar Gauge, including 56,500 shares underlying long call options currently exercisable.
Sumit Gautam	Common Stock, par value $0.0001 per share	--	As the President of Scalar Management and Principal of Scalar GP, Mr. Gautam may be deemed to beneficially own the 2,794,156 shares of Common Stock beneficially owned directly by Scalar Gauge and SG SPV, including 78,500 shares underlying long call options currently exercisable.